EXHIBIT 99.1

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULES
AS OF DECEMBER 31, 2018 AND 2017 AND
FOR THE YEAR ENDED DECEMBER 31, 2018

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrator of the
Flowserve Corporation Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Flowserve Corporation Retirement Savings Plan (the “Plan”) as of December 31, 2018 and 2017 , and the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits include performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying schedules of Form 5500, Schedule H, Line 4a - Schedule of Delinquent Participant Contributions for the year ended December 31, 2018; and Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2018, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Whitley Penn LLP

We have served as the Plan’s auditor since 2007.

Fort Worth, Texas
June 13, 2019

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2018	2017
ASSETS
Investments:
Registered investment companies	$321,688,099	$360,223,381
Common and collective trusts	519,517,499	550,613,978
Company Stock Fund	28,981,430	38,136,739
Total investments at fair value	870,187,028	948,974,098

Receivables:
Notes receivable from participants	20,624,712	21,246,993
Employer contributions	618,486	598,328
Participant contributions	1,347,925	1,300,387
Total receivables	22,591,123	23,145,708

Net assets available for benefits	$892,778,151	$972,119,806

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2018

Additions to net assets
Investment income:
Dividend income	$26,740,446
Interest income	1,760,607
Total investment income	28,501,053

Contributions:
Employer	16,799,220
Participant	43,209,923
Total contributions	60,009,143

Other:
Interest income on notes receivable from participants	1,022,592
Other additions	403,645
Total other	1,426,237
Total additions	89,936,433

Deductions from net assets
Net depreciation in fair value of investments	70,893,117
Benefits paid to participants	98,250,615
Other deductions	134,356
Total deductions	169,278,088
Decrease in net assets available for benefits	(79,341,655)

Net assets available for benefits:
Beginning of year	972,119,806
End of year	$892,778,151

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

The following description of the Flowserve Corporation Retirement Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General and eligibility

The Plan is a defined contribution plan. Full-time and part-time employees of Flowserve Corporation and its wholly-owned subsidiaries (collectively, the “Company”) who are located in the United States ("U.S.") are eligible to participate in the Plan upon commencement of their employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Participant accounts

Each participant account is credited with the participant's contributions, the employer's contributions and an allocation of investment income from each fund that the participant is invested in as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account. Additionally, the Plan has certain expenses that are deducted from participant accounts.

Contributions

Participants contribute a percentage of their compensation on a pre-tax and/or after-tax basis, as defined in the Plan document. Unless eligible participants elect otherwise, they automatically contribute 3% of eligible compensation to the Plan, which will automatically increase by 1% each year until contributions reach 10% of eligible compensation. Additionally, the maximum contribution rate for participants is generally 50% of eligible compensation, of which up to $18,500 (the maximum annual salary deferral contribution limit as set forth by the Internal Revenue Code (the “Code”) for 2018) may be made pre-tax. All participants who were eligible to make elective deferrals under the Plan and who had attained age 50 before the close of the year were eligible to make additional catch-up contributions of up to $6,000 during 2018. Participant contributions are invested based on each participant's election.

The Company matches 75% of participant contributions up to 6% of eligible compensation, except for union employees represented by the:

•United Steelworkers of America at the Vernon, California facility;
•United Steelworkers of America, AFL-CIO-CLC, District 30 Local Number 3320 at the Dayton, Ohio facility;

Each of the above exception groups receives Company matching contributions of 50% of participant contributions up to 6% of eligible compensation.

Company matching contributions are made in cash and allocated among a participant's account in the same percentage in which the participant directs his or her contributions.

The Plan allows all participant and employer contributions and amounts allocated to participant accounts to be invested in accordance with participant investment directions.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Vesting

Participants are immediately vested in their contributions and associated earnings thereon. Participants become 20% vested in the Company's contributions and associated earnings after one year of service. Vesting increases by 20% for each additional year of service until a participant becomes fully vested after five years of service.

Forfeitures

Forfeitures are used to reduce the Company's contributions. During 2018, participants forfeited $769,456 of non-vested account balances. In 2018, employer contributions were reduced by $773,236 from previously forfeited balances, in accordance with the Plan document. Unutilized forfeitures at December 31, 2018 and 2017 were $32,742 and $36,522, respectively.

Payment of benefits

Terminated participants may be paid their vested balance in a lump sum or rollover as soon as administratively possible after their date of termination. Active participants who qualify for an in-service withdrawal may be paid their benefits in a single sum cash payment or rollover as soon as administratively possible after the approval of their withdrawal application.

Administration

The Plan is administered by the Pension and Investment Committee (the “Plan Administrator”), which is appointed by the Board of Directors of the Company.

Participant loans

Subject to certain limitations set forth in the Plan document, participants may borrow from their vested account balances using their account balance as collateral. Participants may borrow an aggregate maximum of the lesser of:

•$50,000, subject to certain adjustments as set forth in the Plan document, or
•One-half of the participant's vested account balance at the time the loan is made.

General-purpose loans have a maximum term of five years, while primary residence loans have a maximum term of 15 years. Loan repayments are generally made via bi-weekly payroll deductions. Loans bear interest at rates that become fixed at loan inception, based on prevailing interest rates at loan inception. Loans outstanding at December 31, 2018 and 2017 had interest rates ranging from 4.25% to 9.25%.

Plan termination

Although it has not expressed any intent to do so, the Company may terminate the Plan at any time in accordance with ERISA requirements. In the event of termination of the Plan, distribution would be made to participants in the amounts of their respective account balances. In the event of Plan termination, all components of a participant's balance become 100% vested.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”).

Investment valuation and income recognition

The Plan's investments in shares of registered investment companies are stated at fair value based on quoted market prices. The Plan's investments in common and collective trusts are valued based on the net asset value ("NAV"), or equivalent, as a practical expedient for fair value. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The Company Stock Fund is valued at its year-end unit closing price, comprised of year-end market price plus uninvested cash position.

The Plan accounts for its investments in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 962, “Plan Accounting - Defined Contribution Pension Plans.” As required by ASC 962, the accompanying statements of net assets available for benefits present the fair value of the Plan's investments.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date.

The Plan's investments are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with investments in registered investment companies, the common and collective trusts and the Company Stock Fund, it is at least reasonably possible that changes in the values of such investments could occur in the near term and that such changes could materially affect participant account balances and the amounts reported in the accompanying financial statements.

Determination of unrealized appreciation (depreciation)

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of realized gains or losses on investments sold during the year and the unrealized appreciation (depreciation) on those investments held at the end of the year.

Contributions

Contributions from the Company and participants are accrued as they become obligations of the Company, as determined by the Plan’s administrator, and in the period in which they are deducted, in accordance with salary deferral agreements.

Notes receivable from participants

Participant loans are valued at the unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded when earned.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of changes in net assets available for benefits during the reporting period. Actual results may differ from these estimates.

Benefits

Benefits are recorded when paid.

Accounting developments
Pronouncements Implemented

None

Pronouncements Not Yet Implemented

In August 2018, the FASB issued Accounting Standards Update ("ASU") No. 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework, Changes to the Disclosure Requirements for Fair Value Measurement." The amendments of the ASU modify the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosure information requirements for assets and liabilities measured at fair value in the statement of financial position or disclosed in the notes to financial statements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for the removed disclosures and delayed adoption until fiscal year 2020 permitted for the new disclosures. The removed and modified disclosures should be adopted on a retrospective basis and the new disclosures should be adopted on a prospective basis. Plan management is currently evaluating the impact of ASU No. 2018-13 on the Plan's reported net assets or changes in net assets.

3.	COMMON AND COLLECTIVE TRUST FUNDS

The Plan's investments in common and collective trusts include the T. Rowe Price Retirement Dated Trusts Series ("Dated Trusts") and T. Rowe Price Stable Value Common Trust Fund ("Value Trust"), which hold fully benefit-responsive investment contracts. The Plan uses NAV (or equivalent) as a practical expedient to determine the fair value of the common and collective trust funds.

The objective of the Dated Trusts is to provide the highest total return over time through both capital growth and income consistent with an emphasis on capital growth based on the participant's anticipated retirement age. The NAV for the Dated Trusts is based on the fair value of the underlying investments held by the fund less their liabilities. The beneficial interest of each participant is represented by units. Redemption for the Dated Trusts is permitted daily with no other restrictions or notice periods and there are no unfunded commitments.

The objective of the Value Trust is to maximize current income and maintain principal stability by investing primarily in a diversified portfolio of guaranteed investment contracts, bank investment contracts and separate account contracts. The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at the Value Trust’s constant NAV of $1 per unit. Distribution to the Value Trust unit holders is declared daily from the net investment income and automatically reinvested in the fund on a monthly basis, when paid. It is the policy of the fund to use its best efforts to maintain a stable value of $1 per unit.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Under the terms of the fund’s declaration of trust for both the Dated Trusts and the Value Trust, the Plan would be required to provide an advance written notice prior to redeeming the trust units of 90-days and 12 to 30 months, respectively. The notice period for both the Dated Trusts and the Value Trust funds may be shortened or waived by the trustee's discretion.

4.	RELATED PARTIES AND PARTY-IN-INTEREST TRANSACTIONS

Party-in-interest transactions include those with fiduciaries or employees of the Plan, any person who provides services to the Plan, an employer whose employees are covered by the Plan, an employee organization whose members are covered by the Plan, a person who owns 50% or more of such an employer or employee organization, or relatives of such aforementioned persons.

Certain investments are shares of funds managed by affiliates of T. Rowe Price Trust Company which is the trustee as defined by the Plan and, therefore, transactions with these registered investment companies and common and collective trusts qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.

Additionally, the Plan holds investments in the Company's common stock and notes receivable from participants, both of which constitute party-in-interest transactions, which are exempt from the prohibited transaction rules. The Plan paid certain expenses related to plan operations and investment activities to various service providers. These transactions are also party-in-interest transactions under ERISA.

5.	INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated December 22, 2016, stating that the Plan, as then designed and operated, qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. The Plan has been amended since receiving the determination letter.

The Plan Administrator believes the Plan has been operated in compliance with the applicable requirements of the Code throughout 2018 and 2017; therefore, the Plan and the related trust are exempt from taxation. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Plan Administrator believes it is no longer subject to income tax examination for years prior to 2015.

6.	FAIR VALUE OF INVESTMENTS

The Plan's investments, shown below, are presented at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. For further discussions on how the fair values of the Plan's investments are calculated, see Note 3 to the financial statements included in this report.

Investments are recorded at fair value in the statements of net assets available for benefits and categorized based upon the level of judgment associated with the lowest level of significant inputs used to measure their fair values. Hierarchical levels, as defined by ASC 820, “Fair Value Measurements,” are directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets, and are as follows:

Level I - Inputs are unadjusted, quoted prices in active markets for identical assets at the measurement date.

Level II - Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset through correlation with market data at the measurement date and for the duration of the instrument's anticipated life.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Level III - Inputs reflect the best estimate of what market participants would use in pricing the asset at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. As of December 31, 2018 and 2017 the Plan held no investments in Level III assets.

Investments in the Company Stock Fund are classified within Level II, as an identical security is not observable in the market. However, it consists primarily of the common stock of the Company, which is publicly-traded, and can therefore be correlated to market data.

The fair values of the Plan's investments were:

	December 31, 2018
	Level I	Level II	Total
Registered investment companies	$321,688,099	$—	$321,688,099
Common and collective trusts(a)(b)	—	—	519,517,499
Company Stock Fund	—	28,981,430	28,981,430
Total investments	$321,688,099	$28,981,430	$870,187,028

	December 31, 2017
	Level I	Level II	Total
Registered investment companies	$360,223,381	$—	$360,223,381
Common and collective trusts(a)(b)	—	—	550,613,978
Company Stock Fund	—	38,136,739	38,136,739
Total investments	$360,223,381	$38,136,739	$948,974,098

(a) The fair values of the investments have been estimated using the NAV (or an equivalent) expedient.
(b) Common and collective trusts include Dated Trusts and the Value Trust, further outlined in Note 3.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.	FORM 5500 RECONCILIATION

The following is a reconciliation of net assets available for benefits per the accompanying financial statements to the Form 5500 at December 31, 2018 and 2017:

	December 31,
	2018	2017
Net assets available for benefits per the financial statements	$892,778,151	$972,119,806
Amounts deemed distributions of participant loans as reflected in the Form 5500 for the current year	(138,280)	(101,221)
Amounts deemed distributions of participant loans as reflected in the Form 5500 from prior years	(204,258)	(159,296)
Net assets available for benefits per Form 5500	$892,435,613	$971,859,289
The following is a reconciliation of the total decrease in net assets available for benefits per the accompanying financial statement for the year ended December 31, 2018 to net loss per Form 5500:

Decrease in net assets available for benefits per the financial statements	$(79,341,655)
Amounts deemed distributions of participant loans as reflected in the Form 5500 for the current year	(37,059)
Distributions from prior year amounts deemed distributed	(44,962)
Total net loss per Form 5500	$(79,423,676)
The reconciling items noted above are due to the difference in the method of accounting used in preparing the Form 5500 as compared with the Plan's financial statements. Government reporting rules were used in preparing the Form 5500, whereas the Plan's financial statements have been prepared on the accrual basis of accounting as required by U.S. GAAP. The Code requires participant loans that are in default to be recorded as deemed distributions on the Form 5500, although the Plan still holds the participant loans as a note receivable.

SUPPLEMENTAL SCHEDULES

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008

FORM 5500, SCHEDULE H, LINE 4a — SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS FOR THE YEAR ENDED DECEMBER 31, 2018

Participant Contributions Transferred Late to Plan		Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check here if Late Participant Loan Payments are included ☐		Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
$987	*	$—	$987	$—	$—
$463	**	$—	$463	$—	$—
_______________________________________
*Amount represents 2018 employee contributions and loan repayments which were not fully corrected until 2019.
**Amount represents 2017 employee contributions and loan repayments which were not fully corrected until 2018.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008

FORM 5500, SCHEDULE H, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2018

		(c)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)	Current
(a)	Lessor or Similar Party	Par, or Maturity Value	Cost	Value
	American Funds EuroPacific Growth Fund	Registered investment company	**	$18,922,086
	Pimco Total Return Institutional	Registered investment company	**	5,803,797
	Royce Premier Fund	Registered investment company	**	22,433,413
*	T. Rowe Price Mid-Cap Growth Fund	Registered investment company	**	57,984,299
	Vanguard Extended Market Index Fund	Registered investment company	**	3,008,829
	Vanguard Institutional Index Fund	Registered investment company	**	62,467,140
	Vanguard Total Bond Market Index Fund	Registered investment company	**	17,542,430
	Vanguard Total International Stock Index Fund	Registered investment company	**	1,424,912
	Vanguard PRIMECAP Fund	Registered investment company	**	46,280,278
	Vanguard Wellington Fund	Registered investment company	**	67,433,608
	Vanguard Windsor II Fund	Registered investment company	**	18,324,224
*	T. Rowe Price Government Money Fund	Registered investment company	**	63,083
*	T. Rowe Price Stable Value Common Trust Fund	Common and collective trust	**	86,200,317
*	T. Rowe Price Retirement 2005 Trust	Common and collective trust	**	3,712,495
*	T. Rowe Price Retirement 2010 Trust	Common and collective trust	**	7,977,576
*	T. Rowe Price Retirement 2015 Trust	Common and collective trust	**	24,100,576
*	T. Rowe Price Retirement 2020 Trust	Common and collective trust	**	74,652,874
*	T. Rowe Price Retirement 2025 Trust	Common and collective trust	**	86,068,147
*	T. Rowe Price Retirement 2030 Trust	Common and collective trust	**	67,245,799
*	T. Rowe Price Retirement 2035 Trust	Common and collective trust	**	59,731,255
*	T. Rowe Price Retirement 2040 Trust	Common and collective trust	**	35,629,259
*	T. Rowe Price Retirement 2045 Trust	Common and collective trust	**	30,309,111
*	T. Rowe Price Retirement 2050 Trust	Common and collective trust	**	24,642,203
*	T. Rowe Price Retirement 2055 Trust	Common and collective trust	**	11,333,873
*	T. Rowe Price Retirement 2060 Trust	Common and collective trust	**	1,159,075
*	T. Rowe Price Retirement Income Trust	Common and collective trust	**	6,754,939
*	Company Stock Fund	Common stock, 414,396 shares	**	28,981,430
*	Participant loans	4.25% - 9.25% due through 2034	-0-	20,282,174
Total assets held for investment purposes				$890,469,202

	* Denotes a party-in-interest to the Plan as defined by ERISA.
	** Cost omitted for participant-directed investments.